Exhibit 99.1

For Information: Robin Brown Executive Vice President (803) 951-0507 rbrown@firstcommunitysc.com

Jan Hollar Named to First Community Board of Directors

COLUMBIA, S.C., May 20, 2021 – First Community Corporation, headquartered in Lexington, South Carolina, and the holding company of First Community Bank, is pleased to announce that Jan Hollar, a retired banker with a 40-year career in community banking, has been named to its board of directors. Ms. Hollar’s extensive experience in community banking, including leadership positions in executive management and at the board level, in addition to positions in a number of areas of bank operations, will bring substantial insight to the board as it relates to the opportunities, challenges and issues in the community banking industry.

“We are pleased to welcome Jan to the First Community team,” said President and CEO Mike Crapps. “There are few in our state who know community banking as well as Jan, and that expertise will be invaluable to shaping the future of our organization.”

Prior to retiring, Ms. Hollar most recently served as interim chief executive officer of the Myrtle Beach Area Chamber of Commerce. Before that, she was chief executive officer and a member of the board of directors of HCSB Financial Corporation (Nasdaq: HCFB) and its banking subsidiary Horry County State Bank. Ms. Hollar served as chief financial officer for four different community banks and directed bank operations in the areas of finance, accounting, deposits, loans, human resources, technology, facilities, strategic planning and shareholder relations. She is a licensed certified public accountant in South Carolina and North Carolina. Ms. Hollar self-owned and operated Jan H. Hollar, CPA, PC, a professional corporation providing accounting consulting for financial institutions.

A Furman University graduate, Ms. Hollar holds a bachelor’s degree in economics and business administration with a concentration in accounting. She currently resides in Greenville and Myrtle Beach, South Carolina. Ms. Hollar’s community involvement and philanthropic activities include work with Lily Pad Haven, a Charlotte-based safe haven for sex-trafficking victims, and the Kajiado Children’s Home ministry in Kenya.

“The board is extremely pleased to have Jan joining us,” said First Community Chairman of the Board C. Jimmy Chao. “Her extensive knowledge and diverse background make her a wonderful addition, and I believe she will serve the company, our customers, our employees and our shareholders very well.”

First Community Bank, founded in 1995 and headquartered in Lexington, South Carolina, is a wholly owned subsidiary of First Community Corporation (NASDAQ: FCCO). First Community is a full-service commercial bank offering deposit and loan products and services, residential mortgage lending, and financial planning/investment advisory services for businesses and consumers. First Community serves customers in the Midlands, Aiken and Greenville, South Carolina, markets, as well as Augusta, Georgia.

For more information on First Community Bank, visit www.firstcommunitysc.com.

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